                                                                     EXHIBIT 2.1


                        AGREEMENT FOR PURCHASE AND SALE



                       GREAT RIVER OIL & GAS CORPORATION


                                   AS SELLER



                                      AND



                             PETROCORP INCORPORATED


                                    AS BUYER

                               TABLE OF CONTENTS


                               ARTICLE I  ASSETS

1.01  AGREEMENT TO SELL AND PURCHASE                  1
1.02  ASSETS                                          1
1.03  EXCLUDED AND RESERVED ASSETS                    2

                            ARTICLE II  CONSIDERATION

2.01  PURCHASE PRICE                                  2
2.02  DEPOSIT                                         2
2.03  ALLOCATED VALUES                                2

                          ARTICLE III  EFFECTIVE TIME

3.01  OWNERSHIP OF ASSETS                             3

                           ARTICLE IV  TITLE MATTERS

4.01  TITLE EXAMINATION PERIOD                        3
4.02  TITLE DEFECTS                                   3
4.03  NOTICE OF TITLE DEFECTS                         4
4.04  REMEDIES FOR TITLE DEFECTS                      4
4.05  ASSIGNMENT.                                     5
4.06  PREFERENTIAL RIGHTS TO PURCHASE.                6
4.07  CONSENTS TO ASSIGNMENT                          7
4.08  GOVERNMENTAL CONSENTS                           7

              ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLER

5.01  EXISTENCE                                       7
5.02  CORPORATE POWER                                 8
5.03  EXECUTION                                       8
5.04  BROKERS                                         8
5.05  BANKRUPTCY                                      8
5.06  SUITS                                           8
5.08  HYDROCARBON SALES                               8
5.09  REVENUES AND EXPENSES                           9
5.10  ENVIRONMENTAL, HEALTH AND SAFETY                9

              ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF BUYER

6.01  EXISTENCE                                       9
6.02  CORPORATE POWER                                 9
6.03  EXECUTION                                      10
6.04  BROKERS                                        10
6.05  BANKRUPTCY                                     10
6.06  SUITS                                          10
6.07  QUALIFICATIONS                                 10
6.08  INVESTMENT                                     10

              ARTICLE VII  OPERATION OF AND ACCESS TO THE ASSETS



7.01  OPERATION OF THE ASSETS PRIOR TO CLOSING       10
7.02  OPERATION OF THE ASSETS AFTER CLOSING          10
7.03  ACCESS                                         11

               ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF SELLER

8.01  REPRESENTATIONS                                11
8.02  PERFORMANCE                                    11
8.03  PENDING MATTERS                                11
8.04  EXECUTION AND DELIVERY OF CLOSING DOCUMENTS    11

                ARTICLE IX  CONDITIONS TO OBLIGATIONS OF BUYER

9.01  REPRESENTATIONS                                11
9.02  PERFORMANCE                                    12
9.03  PENDING MATTERS                                12
9.04  EXECUTION AND DELIVERY OF CLOSING DOCUMENTS    12
9.05  ADVERSE CHANGE                                 12

                              ARTICLE X  CLOSING

10.01  TIME AND PLACE OF CLOSING                     12
10.02  ADJUSTMENTS TO PURCHASE PRICE AT CLOSING      12
10.03  POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE    13
10.04  TRANSFER TAXES                                13
10.05  ACTIONS OF SELLER AT CLOSING                  14
10.06  ACTIONS OF BUYER AT CLOSING                   14
10.07  FURTHER COOPERATION                           14

                            ARTICLE XI  TERMINATION

11.01  RIGHT OF TERMINATION                          15
11.02  DISTRIBUTION OF DEPOSIT UPON TERMINATION      15
11.03  EFFECT OF TERMINATION                         15

                  ARTICLE XII  ASSUMPTION AND INDEMNIFICATION

12.01  ASSUMPTION.                                   16
12.02  INDEMNIFICATION BY BUYER                      16
12.03  INDEMNIFICATION BY SELLER                     16
12.04  NEGLIGENCE AND FAULT                          17
12.05  EXCLUSIVE REMEDY                              17
12.06  EXPENSES                                      17

          ARTICLE XIII  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

13.01  DISCLAIMERS OF REPRESENTATIONS AND
       WARRANTIES                                    17
13.02  WAIVER OF TEXAS DTPA                          18
13.03  SURVIVAL                                      18
13.04  CASUALTY LOSS                                 18

                            ARTICLE XIV  MISCELLANEOUS

14.01  DOCUMENT RETENTION                            19

14.02  ENTIRE AGREEMENT                               20
14.03  WAIVER                                         20
14.04  PUBLICITY                                      21
14.05  CAPTIONS                                       21
14.06  AFFILIATE                                      21
14.07  NO THIRD PARTY BENEFICIARIES                   21
14.08  ASSIGNMENT                                     21
14.09  GOVERNING LAW                                  21
14.10  NOTICES                                        21
14.11  SEVERABILITY                                   22
14.12  GUARANTOR                                      22

      Exhibit A - Description of Properties
      Exhibit B - Allocated Values
      Exhibit C - Form of Assignment and Bill of Sale

                        AGREEMENT FOR PURCHASE AND SALE


     This Agreement for Purchase and Sale (this "Agreement") is made and entered into this 5th day of June, 1997, by and between Great River Oil & Gas Corporation, a Delaware corporation ("Seller"), and PetroCorp Incorporated, a Texas corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

                              W I T N E S S E T H:

     WHEREAS, Seller is the owner of the Assets (as hereinafter defined); and

     WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets, all upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:


                                   ARTICLE I
                                    ASSETS

      1.01 AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and convey to Buyer the Assets.

      1.02  ASSETS.  Subject to Section 1.03, the term "Assets" shall mean:

          (a) An undivided 50% of Seller's right, title and interest in and to all of the oil, gas and mineral leases, and the leasehold estates created thereby, and any other real property interests described in Exhibit A-1 (such interest in such leases, estates and property being collectively referred to as the "Riceville Properties");

          (b) All of Seller's right, title and interest in and to all of the oil, gas and mineral leases, and the leasehold estates created thereby, and any other real property interests described in Exhibit A-2 (collectively, the "Non-Riceville Properties") (the Riceville Properties and Non-Riceville Properties are hereafter referred to collectively as the "Properties" or individually as a "Property");

          (c) All of Seller's right, title and interest in and to the following:
     (i) all rights with respect to the use and occupation of the surface of and the subsurface depths related to the Properties; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to any such Property, and all interests in any wells within any unit or pool allocated to any such Property; (iii) all personal and movable property, equipment, fixtures and improvements to the extent now or as of the Closing Date (as hereinafter defined) allocable to or used in connection with the exploration, development or operation of the Properties; (iv) all contracts, agreements, leases and other arrangements to the extent related to the Properties; (v) all non-confidential and non-proprietary, books, records, files, muniments of title, reports and similar documents and materials to the extent related to the Non-Riceville Properties; (vi) copies of all non-confidential and non-proprietary, books, records, files, muniments of title, reports and similar documents and materials to the extent related to the Riceville Properties; and (vii) all geologic and non-proprietary seismic or other geophysical data to the extent that Seller has the right to transfer same to Buyer and that Buyer has the right to use same, without the consent of any other person and without the payment of any fee, penalty or other consideration to the extent related to the Properties.

      1.03 EXCLUDED AND RESERVED ASSETS. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, (i) any accounts receivable or accounts payable accruing before the Effective Time, (ii) all corporate, financial, tax, geological and geophysical (except as provided in Section 1.02(c)(vii) above), and legal records of Seller subject to the attorney client privilege (other than to the extent related directly to the Non-Riceville Properties), (iii) all books, records, files, muniments of title, reports and similar documents and materials to the extent related to the Riceville Properties; (iv) all oil, gas or other hydrocarbon (collectively, "Hydrocarbons") produced from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto, (v) any refund of costs, taxes or expenses borne by Seller or Seller's predecessor in title attributable to the period prior to the Effective Time and received within one year following Closing, (vi) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Properties, including without limitation settlement of take-or-pay disputes, insofar as said disputes are attributable to periods of time prior to the Effective Time and asserted no later than one year following Closing, and (vii) any and all proceeds from settlements with regard to reclassification of gas produced from the Assets insofar as said proceeds are attributable to periods of time prior to the Effective Time and insofar as said reclassifications are initiated within one year following Closing.


                                  ARTICLE II
                                 CONSIDERATION

      2.01 PURCHASE PRICE. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer's payment to Seller of the sum of $11,050,000, as adjusted in accordance with the provisions of Article X (the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller at Closing (as hereinafter defined) by means of a completed wire transfer to the account of Seller, Account No. 910-2-624310, Reference: in favor of Georgia Gulf, at The Chase Manhattan Bank, N.A., New York, New York, ABA Routing Number 0210-0002-1 (or to such other bank and account designated by Seller to Buyer in writing at least two days prior to the Closing).

      2.02 DEPOSIT. Concurrently with the execution of this Agreement, Buyer has paid to an escrow agent an earnest money deposit in the amount of $1,105,000 (the "Deposit"), which amount is equal to 10% of the unadjusted Purchase Price. The Deposit (i) shall be applied against the Purchase Price if the Closing occurs, as provided in Section 10.02(b)(v), or (ii) shall be otherwise distributed in accordance with the terms of this Agreement.

      2.03 ALLOCATED VALUES. The Purchase Price is allocated to each of the Properties in Exhibit B (the "Allocated Values"). Seller and Buyer acknowledge that the Allocated Values are a proper allocation of the Purchase Price.


                                  ARTICLE III
                                EFFECTIVE TIME

      3.01 OWNERSHIP OF ASSETS. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date (as hereafter defined) but effective as of 7:00 a.m. local time on January 1, 1997 (the "Effective Time"). Subject to the other provisions of this Agreement, Seller shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership, attributable to the Assets for the period of time prior to the Effective Time. Subject to the other provisions of this Agreement, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership, attributable to the Assets for the period of time from and after the Effective Time.


                                  ARTICLE IV
                                 TITLE MATTERS

      4.01 TITLE EXAMINATION PERIOD. Commencing the day of the execution date of this Agreement and ending on June 25, 1997 (the "Title Examination Period"), Seller shall (i) permit Buyer and/or its representatives to examine, at all reasonable times in Seller's offices, all non-proprietary abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller and that Seller is permitted to reveal to Buyer without restriction, and (ii) subject to third-party operator approval and the provisions of Section 7.03 hereof, permit Buyer and/or its representatives, at reasonable times and at Buyer's sole risk, cost and expense, to conduct reasonable inspections of the Assets. Buyer has engaged counsel to render a title opinion with respect to the Riceville Properties. Notwithstanding anything herein to the contrary, if Buyer does not receive such title opinion before June 25, 1997, then the Title Examination Period shall be extended until June 30, 1997, and the Closing Date shall be extended to July 3, 1997.

      4.02 TITLE DEFECTS. An Asset shall be deemed to have a "Title Defect" if Seller has less than Defensible Title (as hereinafter defined) in any material respect. For purposes of this Agreement, the term "Defensible Title" means that, subject to and except for the Permitted Encumbrances (as hereinafter defined):

          (a) Seller is (i) entitled to receive not less than the percentage set forth in Exhibit A hereto as the "Net Revenue Interest" of all Hydrocarbons produced, saved and marketed from any Property, any well, or any unit of which the Property is a part and that are allocated to such Property, all without reduction, suspension or termination of such interest throughout the duration of the life of such Property, except as specifically set forth in Exhibit A, and

     (ii) obligated to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Property, well or unit not greater than the "Working Interest" shown in Exhibit A, without increase throughout the duration of the life of such Property, except as specifically set forth in Exhibit A; and

          (b) The title of Seller is free and clear of all liens, encumbrances and material defects.

     Notwithstanding the foregoing, the loss of or reduction of interest in any Property or portion thereof following the Effective Time due to (x) any election or decision made by Seller in accordance with Article VII, or (y) expiration of the primary or secondary term of any lease, shall not constitute a Title Defect.

      4.03 NOTICE OF TITLE DEFECTS. If Buyer discovers any material Title Defect affecting the Assets, Buyer shall notify Seller thereof in writing prior to the expiration of the Title Examination Period. Any matters that may otherwise constitute Title Defects but that are not specifically raised in writing by Buyer to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer; provided however that matters arising by, through or under Seller shall not be deemed to have been so waived. Upon the receipt of notice of any Title Defect from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect. If any unwaived Title Defect is not cured by Closing, and the aggregate Allocated Value of the Assets affected thereby exceeds 25% of the Purchase Price, then the Parties shall delay the Closing up to 30 days and use reasonable efforts to cure such Title Defect. If the aggregate Allocated Value of such Assets does not exceed 25% of the Purchase Price or if following the expiration of such extension period any Title Defect remains un-cured, the provisions of
Section 4.04 shall apply.

      4.04 REMEDIES FOR TITLE DEFECTS. In the event that any Title Defect is not cured on or before Closing, Seller may, at its sole election:

          (a) forever indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect (in an amount not to exceed the Allocated Value of the Property that is subject to such Title Defect), in which event the Parties shall proceed to Closing and the Property that is subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect, with no payment or settlement at Closing as a result of such Title Defect and no reduction or adjustment to the Purchase Price, provided however that Seller may not make the election in this Section 4.04(a) for Title Defects resulting from a discovery by Buyer that Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest for such Property set forth on Exhibit A and with respect to which the Parties have agreed upon the amount by which such Net Revenue Interest is less;

          (b) credit Buyer pursuant to Section 10.02(b)(iii) with an amount agreed upon by Seller and Buyer as being the amount of the proportionate reduction in the Allocated Value of the Property resulting from such Title Defect (and in the event that such Title Defect is the result of a discovery by Buyer that Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest for such Property set forth on Exhibit A, then Buyer and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value for such Property and the percentage reduction in such Net

     Revenue Interest as a result of such Title Defect), in which event the Parties shall proceed to Closing and the Property that is subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted; or

          (c) retain the Property subject to such Title Defect and reduce the Purchase Price by an amount equal to the Allocated Value of such Property, in which event the Parties shall proceed to Closing and the Property that is subject to such Title Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted;

provided, however, that in the event Seller has elected to proceed under clause
(b) preceding and Buyer and Seller have failed to agree, by the then scheduled Closing Date, on the proportionate reduction in the Allocated Value of the affected Property resulting from such Title Defect (which agreement Buyer and Seller shall use good faith efforts to reach), Seller shall then elect to proceed with respect to such Title Defect under clause (a) or (c) preceding. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this Section 4.04 for Title Defects until the aggregate exceeds 2% of the Purchase Price. In the event that the aggregate value of all Title Defects exceeds 2% of the Purchase Price, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this Section 4.04 shall be applicable to all such Title Defects. In the event that the aggregate value of all Title Defects and Purchase Price adjustments pursuant to Sections 4.06 and
4.07 exceeds 25% of the Purchase Price, then either Party may, at its option, terminate this Agreement.

      4.05 ASSIGNMENT. The documents to be executed and delivered by Seller to Buyer, transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit C (the "Assignment"), shall be subject to the Permitted Encumbrances and, except with respect to the special warranty of title set forth in the Assignment, shall be without warranty of any kind whatsoever, express, implied or statutory, but shall provide full substitution and subrogation of Buyer to all representations and warranties of any predecessors of Seller in title. The term "Permitted Encumbrances" shall mean any of the following matters:

          (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in any of the Assets;

          (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens or charges for liquidated amounts arising in the ordinary course of business (x) that Seller has agreed to assume or pay pursuant to the terms hereof, (y) for which Seller is responsible for paying or releasing at Closing, or (z) for which Buyer has agreed to assume or pay pursuant to the terms hereof;

          (c) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

          (d) any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets;

          (e) any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any Governmental Authority (as hereinafter defined);

          (f) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines or the like, and (ii) easements for pipelines, telephone lines, power lines and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses;

          (g) all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time that do not operate to reduce the Net Revenue Interests of Seller as set forth in Exhibit A;

          (h) preferential rights to purchase or similar agreements;

          (i) third party consents to assignments or similar agreements;

          (j) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

          (k) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development and area of mutual interest agreements (to the extent such agreements do not operate to reduce the Net Revenue Interests of Seller as set forth in Exhibit A); gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom; and

          (l) all defects and irregularities affecting the Assets that individually or in the aggregate do not operate to reduce the Net Revenue Interests of Seller, increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or otherwise interfere materially with the operation, value or use of the Assets, taken as a whole.

      4.06 PREFERENTIAL RIGHTS TO PURCHASE. Seller shall use its reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to comply with all preferential right to purchase provisions relative to any of the Assets prior to Closing. Seller shall promptly notify Buyer if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets, the Purchase Price will be reduced by the Allocated Value attributable thereto and, subject to Section 4.04, the Parties shall proceed to Closing. If any waiver of such preferential purchase rights is not obtained by Closing, and the aggregate Allocated Value of the Assets affected thereby exceeds 25% of the Purchase Price, then the Parties shall delay the Closing up to 30 days and use reasonable efforts to obtain such waivers. If following such extension, waivers of preferential purchase rights affecting Assets exceeding 25% of the Purchase Price remain un-obtained (by the passage of time or otherwise) either party may elect to terminate this Agreement. If the aggregate Allocated Value of such Assets does not exceed 25% of the Purchase Price, the Assets subject to such preferential purchase right shall be conveyed to Buyer at Closing subject to such preferential right. If a third party elects to purchase all or a part of an interest in any Property subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest or part thereof.

      4.07 CONSENTS TO ASSIGNMENT. Seller shall use its reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to obtain all consents to assignment (except for the governmental consents to assignment described in Section 4.08) prior to Closing. If any such consents to assignment are not obtained by Closing, and the aggregate Allocated Value of the Assets affected thereby exceeds 25% of the Purchase Price, then the Parties shall delay the Closing up to 30 days and use reasonable efforts to obtain such consents. If the aggregate Allocated Value of such Assets does not exceed 25% of the Purchase Price or if following the expiration of such extension period any consent remains un-obtained and un-waived (by the passage of time or otherwise), the Assets subject to such consent shall be removed from the Assets, the Purchase Price reduced by the Allocated Value attributable thereto, and subject to Section 4.04, the Parties shall proceed to Closing.

      4.08 GOVERNMENTAL CONSENTS. At Closing, Seller shall execute and deliver to Buyer such assignments of federal and state leases as require consent to assignment, on the forms required by the Governmental Authority having jurisdiction thereof. Seller and Buyer will use their best efforts after Closing to obtain approval of such assignments, but Seller shall have no obligation to incur any costs or expenses in connection therewith. Until such approvals are obtained, Seller shall continue to hold title to the affected Assets as nominee for Buyer. If any such consent is finally denied, then Seller, at its sole option, may elect:

          (a) to continue to hold title to the affected Assets as Buyer's nominee pursuant to a nominee agreement containing the terms described in this Section 4.08, or

          (b) to retain the affected Assets subject to such denied consent.

     In the event Seller elects the option set forth in Section 4.08(b), within 30 days of such election (i) Seller shall refund to Buyer the Allocated Value of such retained Assets, (ii) Buyer shall deliver to Seller all proceeds of production (net of all expenses, expenditures, capital expenses, royalties and other costs of operation incurred or paid by Buyer, but excluding mortgage interest and any burdens or encumbrances created by Buyer (all of which shall be released prior to any payment to or from Seller pursuant to this Section) attributable to the affected Assets from the Effective Time to the date of reassignment of such Assets from Buyer to Seller, and (iii) Buyer shall execute any and all conveyances or other instruments necessary or desirable to fully vest title to such Assets in Seller.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer that:

      5.01 EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

      5.02 CORPORATE POWER. Seller has the corporate power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contem plated by this Agreement will not violate, nor be in conflict with:

          (a) any provision of Seller's articles or certificate of incorporation or by-laws;

          (b) except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

          (c) any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

      5.03 EXECUTION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

      5.04 BROKERS. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

      5.05 BANKRUPTCY. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller or any affiliate of Seller.

      5.06 SUITS. There is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller's knowledge, threatened against Seller or any affiliate of Seller that will have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the use, ownership or operation of the Assets, taken as a whole, or an occurrence or condition that materially hinders or impedes the consummation of the transactions contemplated by this Agreement.

     5.07 AFE'S. To the best of Seller's knowledge, Schedule 5.07 contains a true and complete list as of the date of this Agreement of all material authorities for expenditures (collectively, "AFE's") to drill or rework wells on the Properties or for capital expenditures that have been proposed by any person on or after the Effective Time. For the purposes of this subsection an AFE shall be material if, net to Seller's interest, such AFE exceeds $25,000. For purposes of this Agreement, the phrase "to the best of Seller's knowledge" shall mean to best knowledge of Seller's management or other of Seller's representatives having decision-making authority.

      5.08 HYDROCARBON SALES. To the best of Seller's knowledge, (x) Seller is not obligated by virtue of: (i) a prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay" provision, (ii) a production payment, or (iii) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller's ownership in and to the Assets, and (y) Seller is not subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Assets in excess of the contract requirements.

      5.09 REVENUES AND EXPENSES. To the best of Seller's knowledge, (i) all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property included in the Assets or the production of Hydrocarbons from or attributable to the Assets, or the receipt of proceeds therefrom, that have become due and payable before the Effective Time have been properly paid, (ii) all rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Assets have been properly and timely paid, (iii) all material expenses payable under the terms of contracts comprising the Assets have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business and (iv) materially all of the proceeds from the sale of Hydrocarbons produced from or attributable to the Assets are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities.

      5.10 ENVIRONMENTAL, HEALTH AND SAFETY. To the best of Seller's knowledge, (i) the operators of the Properties have obtained and maintained in effect all environmental, health and safety permits, licenses and other governmental authorizations necessary for the ownership and operation of the Properties; (ii) Seller, the Properties and the operation thereof are in material compliance with all such permits, licenses and other governmental authorizations, and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of governmental authorities with jurisdiction; and (iii) no environmental, health or safety claim, demand, filing, investigation, proceeding, action or suit, is pending or, to the best of Seller's knowledge, threatened which relates to the Properties or the operation thereof.

                                  ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller that:

      6.01 EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has full corporate power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

      6.02 CORPORATE POWER. Buyer has the corporate power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

          (a) any provision of Buyer's articles or certificate of incorporation or by-laws;

          (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

          (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

      6.03 EXECUTION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforce able in accordance with its terms.

      6.04 BROKERS. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

      6.05 BANKRUPTCY. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

      6.06 SUITS. There is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer or any affiliate of Buyer which has or will materially affect Buyer's ability to consummate the transactions contemplated herein.

      6.07 QUALIFICATIONS. Buyer is now, and after Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets.

      6.08 INVESTMENT. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations made by Seller in Article V. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.

                                  ARTICLE VII
                     OPERATION OF AND ACCESS TO THE ASSETS


      7.01 OPERATION OF THE ASSETS PRIOR TO CLOSING. During the period commencing on the date hereof and terminating upon the Closing or the termination of this Agreement, Seller shall not, without Buyer's prior consent
(i) propose or conduct any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000, (ii) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000 that is proposed by any third party and for which consent may be given after the Closing Date, (iii) enter into any contract with a term in excess of 6 months, or (iv) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets.

      7.02 OPERATION OF THE ASSETS AFTER CLOSING. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing (except to the extent Seller is so obligated under applicable joint operating agreements) and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Seller does not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreement(s). Without implying any obligation on Seller's part to continue operating any Assets after the Closing, if Seller continues to operate any Assets (other than the Riceville Properties, for which Seller currently intends to continue as operator) following the Closing at the request of Buyer or any third party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer and at the sole risk, cost and expense of Buyer.

      7.03 ACCESS. Prior to Closing, Seller shall permit Buyer and Buyer's affiliates, officers, employees, agents and advisors to have reasonable access to the Assets. Buyer hereby agrees to defend, indemnify, release, protect, save and hold harmless the Seller Indemnitees (as hereinafter defined) from and against any and all Claims (as hereinafter defined) arising out of or relating to the access to the Assets by Buyer, its affiliates, officers, employees, agents and advisors pursuant to this Section 7.03 and any other due diligence activity conducted by Buyer or any of Buyer's affiliates, officers, employees, agents or advisors.


                                 ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

      8.01 REPRESENTATIONS. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

      8.02 PERFORMANCE. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

      8.03 PENDING MATTERS. No suit, action or other proceeding brought by a party other than Buyer or Seller shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

      8.04 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.06.


                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

      9.01 REPRESENTATIONS. The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

      9.02 PERFORMANCE. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

      9.03 PENDING MATTERS. No suit, action or other proceeding brought by a party other than Buyer or Seller shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

      9.04 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.05.

      9.05 ADVERSE CHANGE. The Assets shall not, taken as a whole, have been materially damaged, lost or destroyed during the period from the date of execution of this Agreement and the Closing Date where the cost to repair or replace such exceeds 25% of the Purchase Price.


                                   ARTICLE X
                                    CLOSING

      10.01 TIME AND PLACE OF CLOSING. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, Suite 1520 CNG Tower, 1450 Poydras Street, New Orleans, Louisiana 70112-6003. The day on which the Closing occurs (the "Closing Date") shall be June 30, 1997, or as extended (i) pursuant to Section 4.01, 4.03, 4.06 or 4.07 or (ii) by the mutual consent of the Parties.

      10.02 ADJUSTMENTS TO PURCHASE PRICE AT CLOSING. Seller shall prepare and deliver to Buyer, at least three business days prior to Closing, a closing statement reflecting the following adjustments to the Purchase Price:

     (a) At Closing, the Purchase Price shall be increased by the following amounts:

          (i) all costs and expenses (including royalties, production taxes, capital expenditures, lease operating expenses and overhead) paid by Seller that are (x) attributable to the Assets, and (y) attributable to the period of time from and after the Effective Time;

          (ii) the amount of all proceeds actually received by Buyer with respect to the Assets that are attributable to the period of time prior to the Effective Time;

          (iii) the product of (x) the volume (in thousand cubic feet) of under-produced gas attributable to the Assets for the period prior to the Effective Time multiplied by (y) $2.60/Mcf; and

          (iv) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

     (b) At Closing, the Purchase Price shall be decreased by the following amounts:

          (i) the amount of all proceeds actually received by Seller with respect to the Assets that (x) are attributable to the period of time from and after the Effective Time, and (y) have not already been remitted to Buyer in accordance with the provisions below;


          (ii) all costs and expenses (including royalties, production taxes, capital expenditures, lease operating expenses and overhead) paid by Buyer that are (x) attributable to the Assets, and (y) attributable to the period of time prior to the Effective Time;

          (iii) any amount agreed upon by Buyer and Seller as the value of any Title Defects as provided in Section 4.04(b);

          (iv) the Allocated Value of any Property eliminated from this Agreement pursuant to Section 4.04(c), Section 4.06 or Section 4.07;

          (v)  the amount of the Deposit;

          (vi) the product of (x) the volume (in thousand cubic feet) of over-produced gas attributable to the Assets for the period prior to the Effective Time multiplied by (y) $2.60/Mcf; and

          (vii) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

      10.03 POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE. Promptly after the Closing Date (but not later than 90 days thereafter), Seller shall prepare, and shall furnish to Buyer, a final accounting state ment setting forth the pro-rating of any amounts provided in Article X or elsewhere in this Agreement. Such statements shall allocate to the Assets each item of income and each item of expense and shall show the calculation of all adjustments. As soon as reasonably practicable thereafter (but not later than 30 days thereafter), Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. The Parties shall undertake to agree on the final adjustment amount, and such final adjustment amount shall be paid by Buyer or Seller, as appropriate, not later than 60 days after Seller's receipt of Buyer's written report. In the event that Buyer and Seller fail to agree upon such final adjustment amount within such time period, either Party may submit such disputed amount to final and binding arbitration in accordance with the rules then in effect for the American Arbitration Association for commercial financial disputes. In the event that any such dispute is submitted to arbitration prior to the expiration of such 60 day time period, then the Parties' remedies for such dispute shall not be subject to the exclusive remedies provisions of Section 12.05 of this Agreement. During the foregoing periods, either Party may at its own expense audit the other Party's books, accounts and records relating to production proceeds, operating expenses and taxes paid that may have been adjusted on account of this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

      10.04 TRANSFER TAXES. The Parties have allocated the Purchase Price between real and personal property comprising the Assets, as set forth in Exhibit B. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

      10.05     ACTIONS OF SELLER AT CLOSING.  At the Closing, Seller shall:

          (a) execute, acknowledge and deliver to Buyer the Assignment, letters in lieu and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer;

          (b) deliver to Buyer possession of the Assets; and

          (c)   execute and deliver a notice directing the escrow agent to
     release the Deposit   and interest earned thereon to Seller;

          (d) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.


      10.06     ACTIONS OF BUYER AT CLOSING.  At the Closing, Buyer shall:

          (a) execute and acknowledge the Assignment and such other conveyances, assign ments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer;

          (b) deliver to Seller the Purchase Price, as adjusted pursuant to the provisions hereof, by wire transfer as set forth in Section 2.01;

          (c) take possession of the Assets; and

          (d)   execute  and deliver a notice directing the escrow agent to
     release the Deposit   and interest earned thereon to Seller;

          (e) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

      10.07 FURTHER COOPERATION. (a) Seller shall, at Seller's cost, deliver to Buyer, within 10 days after the Closing, the books, records, files, muniments of title, reports and similar documents described in Sections 1.02(b)(v) and 1.02(b)(vi).

     (b) After the Closing, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party here under and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder.

     (c) Notwithstanding Section 12.05, in the event of that any dispute regarding this Section 10.07 is asserted in writing by the Buyer prior to the first anniversary of the Closing Date, any remedies with respect to such dispute shall not be subject to the 2% threshold provided for in Section 12.03.


                                  ARTICLE XI
                                  TERMINATION

      11.01 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the
Closing:

          (a) by mutual consent of the Parties;

          (b) by either Party if the Closing shall not have occurred on or before July 31, 1997; provided, however, that no Party can so terminate this Agreement if such Party is at such time in breach of this Agreement;

          (c) by Seller, at Seller's option, (i) in the event the conditions set forth in Article VIII are not satisfied to the satisfaction of Seller at or prior to June 30, 1997 (as extended pursuant to Section 4.01, 4.03, 4.06 or 4.07), or (ii) pursuant to Section 4.04;

          (d) by Buyer, at Buyer's option, (i) if the conditions set forth in
     Article IX are not satisfied to the satisfaction of Buyer at or prior to June 30, 1997 (as extended pursuant to Section 4.01, 4.03, 4.06 or 4.07) or
     (ii) pursuant to Section 4.04; or

          (e) by either Party if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

      11.02 DISTRIBUTION OF DEPOSIT UPON TERMINATION. If Seller terminates this Agreement pursuant to Section 11.01(c)(i) or as the result of any default or breach by Buyer of Buyer's obligations hereunder, then, as its sole remedy, Seller shall retain the Deposit and any interest earned thereon as liquidated damages free of any claims by Buyer or any other person with respect thereto (the Parties hereby acknowledging that the extent of damages to Seller occasioned by such breach or default by Buyer would be impossible or extremely difficult to ascertain and that the amount of the Deposit and any interest earned thereon is a fair and reasonable estimate of such damages under the circumstances). If this Agreement is terminated for any reason other than as set forth in the preceding sentence, then Seller shall deliver the Deposit and any interest earned thereon to Buyer, free of any claims by Seller or any other person with respect thereto.

      11.03 EFFECT OF TERMINATION. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to
Section 11.01, then this Agreement shall be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from liability for any breach hereof occurring prior to such termination. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorney's fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages.


                                  ARTICLE XII
                        ASSUMPTION AND INDEMNIFICATION

      12.01 ASSUMPTION. As of the Closing, but subject to Seller's indemnity obligation in Section 12.03, Buyer assumes all obligations that are attributable to the ownership or operation of the Assets (or incurred by Seller in its role as Buyer's nominee under Section 4.08 or in its role as operator under Section 7.01), including without limitation (i) all obligations (whether arising by statute, regulation, court order or by contract) to properly plug and abandon all wells and remove all related equipment now located on the Assets or hereafter placed on the Assets, and all such obligations to cleanup and restore the lands constituting or related to such Assets, (ii) all taxes, including ad valorem taxes, attributable to the Assets or Hydrocarbons produced therefrom, and (iii) all liabilities attributable to the Assets arising from, attributable to, or alleged to be arising from or attributable to, a violation of, or the failure to perform any obligation imposed by, any Environmental Laws (such assumed obligations and liabilities being hereinafter collectively referred to as the "Assumed Obligations"). For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the property is located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other environmental, conservation or protection laws as may be in effect or applicable to the Assets now or hereafter. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the Assets are located or that exercises jurisdiction over any of the Assets, and any agency, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over any of the Assets.

      12.02 INDEMNIFICATION BY BUYER. Subject to Seller's indemnity obligation in Section 12.03, Buyer shall, upon Closing, indemnify, release, defend and hold harmless Seller, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the "Seller Indemnitees") from and against any and all Claims (as hereinafter defined) caused by, arising from, attributable to, or alleged to be caused by, arising from or attributable to (i) the Assumed Obligations or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything herein to the contrary, Buyer shall incur no obligation or liability to the Seller Indemnitees under this Section 12.02 where Seller fails to provide Buyer written notice of the Claim giving rise to such obligation or liability within 90 days following that point in time when Seller's management or other representatives of Seller having decision-making authority had actual knowledge of the existence of such Claim. The term "Claims" as used in this Agreement shall mean all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees).

      12.03 INDEMNIFICATION BY SELLER. Seller shall, upon Closing, indemnify, release, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, parents, affiliates, subsidiaries and successors (collectively, the "Buyer Indemnitees") from and against any and all Claims caused by, arising from or attributable to (i) Seller's ownership or operation of the Assets prior to the Effective Time, but excluding Claims with respect to the obligations to properly plug and abandon all wells and remove all related equipment now located on the Assets or hereafter placed on the Assets and all obligations to cleanup and restore the lands constituting or related to the Assets, or (ii) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything herein to the contrary, Seller shall incur no obligation or liability to the Buyer Indemnitees under this Section 12.03 (i) where Buyer fails to provide Seller written notice of the Claim giving rise to such obligation or liability within 90 days following that point in time when Buyer's management or other representatives of Buyer having decision-making authority had actual knowledge of the existence of such Claim, (ii) where the aggregate total of all such Claims is less than 2% of the Purchase Price or to the extent that such aggregate total exceeds the Purchase Price, or (iii) with respect to Claims, notice of which is provided by Buyer to Seller later than one year from the Closing Date.

      12.04 NEGLIGENCE AND FAULT. THE RELEASE, DEFENSE AND INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTIONS 7.02, 12.02 AND 12.03), SHALL ENTITLE THE INDEMNIFIED PARTY TO SUCH RELEASE DEFENSE AND INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH RELEASE, DEFENSE AND INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY OR BY A PRE-EXISTING CONDITION.

      12.05 EXCLUSIVE REMEDY. Except as provided in Section 10.03 and 10.07(c), each of the Parties hereto acknowledges and agrees that its sole and exclusive remedy with respect to (i) any and all Claims described in Sections
12.02 and 12.03, or (ii) any other claims pursuant to or in connection with an alleged breach of representations, warranties, covenants or agreements contained in this Agreement, shall be limited to the indemnification provisions set forth in this Agreement, and in furtherance of the forgoing, each of the Parties hereby waives, to the fullest extent permitted under any applicable law, any and all right, claims and causes of action it may have against the other with respect thereto except as provided herein. Nothing in this Section 12.05 shall be construed as limiting the Parties' remedies with respect to the special warranty of title in the Assignment.

      12.06 EXPENSES. Notwithstanding anything herein to the contrary, the foregoing release, defense and indemnity obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it in connection with the consummation of this transaction.


                                 ARTICLE XIII
                 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

      13.01 DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES

BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE ASSETS ARE HEREBY CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

      13.02 WAIVER OF TEXAS DTPA. It is the intent of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Com. Code Ann.
(S) 17.41 et seq. (Vernon 1987 and Supp. 1996) (the "DTPA"). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights or remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive
Section 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the assets covered by this Agreement for commercial or business use; that Buyer has assets of Five Million Dollars ($5,000,000) or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller. Buyer expressly recognizes that the price for which Seller has agreed to sell the assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

      13.03 SURVIVAL. The obligations of the Parties under Sections 10 and 12 hereof shall survive the Closing.

      13.04 CASUALTY LOSS. (a) Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, but no further.

     (b) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall, subject to Section 9.05, remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof.

     (c) In the event of any loss described in Section 13.04(b) and the Parties proceed to Closing, Seller shall pay to Buyer at the Closing all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking.


                                  ARTICLE XIV
                                 MISCELLANEOUS

      14.01 DOCUMENT RETENTION. (a) As used in this Section 14.01, the term "Documents" shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Subject to the provisions of Section 14.01(b), Buyer agrees, and will cause its assigns to agree, that the Documents shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of six years following the Closing Date (or for such longer period as may be required by law or Governmental Authorities), and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees, and shall cause its assigns to agree, that such documents and material as shall be retained by Seller and its assigns and that are related to the Assets (other than privileged, proprietary or confidential data or tax returns or other confidential tax information) shall be open for inspection by representatives of Buyer at reasonable times and upon reasonable notice during regular business hours for a period of six years following the Closing Date and that Buyer may during such period at its expense make such copies thereof as it may reasonably request.

     (b) Destruction. Without limiting the generality of the foregoing, for a period of six years after the Closing Date (or for such longer period as may be required by law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Documents without first offering Seller the opportunity, at Seller's expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Buyer shall, and shall cause its assigns to agree that they shall, offer to deliver to Seller, at Seller's expense (without any payment to Buyer), the Documents prior to destroying the same.

      14.02 ENTIRE AGREEMENT. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede that certain Agreement to Evaluate between the Parties dated February 9, 1997, which shall remain in force and effect in accordance with its terms until the Closing Date. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

      14.03 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      14.04 PUBLICITY. Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law by any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.

      14.05 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

      14.06 AFFILIATE. For purposes of this Agreement, the term "affiliate" (whether capitalized or not) shall mean when used with respect to a person or entity, any other person or entities:

          (a) that directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or entity; or

          (b) that beneficially owns, holds or controls 25% or more of the interest of such first mentioned person or entity.

      14.07 NO THIRD PARTY BENEFICIARIES. Except with respect to the parties included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

      14.08 ASSIGNMENT. Buyer may not assign or delegate any of its rights or duties hereunder, without the prior written consent of Seller and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

      14.09 GOVERNING LAW. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

      14.10 NOTICES. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, facsimile or telecopy to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

     Seller:        Great River Oil & Gas Corporation
                    Suite 1520 CNG Tower
                    1450 Poydras Street
                    New Orleans, Louisiana 70112-6003
                    Attention: Keith Vincent
                    Telecopy No.: (504) 528-9370
                    Telephone No.: (504) 528-9321

with a copy to:     Georgia Gulf Corporation

                    Post Office Box 105197
                    Atlanta, Georgia 30348
                    Attention: Joel I. Beerman
                    Telecopy No.: (770) 395-4529
                    Telephone No.: (770) 395-4523

     Buyer:         PetroCorp Incorporated
                    16800 Greenspoint Park Drive
                    Suite 300, North Atrium
                    Houston, Texas 77060-2391
                    Attention: Fletcher Hicks
                    Telecopy No.:  (281) 873-7213
                    Telephone No.:  (281) 875-2500

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

      14.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      14.12 GUARANTOR. Georgia Gulf Corporation, as the parent corporation of Seller, joins in the execution hereof solely for the purpose of guaranteeing the performance by Seller of its special warranty of title and indemnity obligations under Sections 4.04 and 12.03 of this Agreement.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date hereof.

                              SELLER:

                              GREAT RIVER OIL & GAS CORPORATION


                              By:
                              Name:
                              Title:

                              BUYER:


                              PETROCORP INCORPORATED


                              By:
                              Name:

                              Title:


     Georgia Gulf Corporation executes this Agreement solely for the purposes set forth in Section 14.12 hereof.

                              GUARANTOR:


                              GEORGIA GULF CORPORATION


                              By:
                              Name:
                              Title:

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